AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT, made this 23rd day of October, 2008, by and between Saia, Inc., a Delaware corporation (“Saia”) and Richard D. O’Dell (the “Executive”).

WITNESSETH:

WHEREAS, Saia and the Executive entered into an Employment Agreement on October 24, 2006 pursuant to which the Executive agreed to serve as President and Chief Executive Officer of Saia (the “Agreement”); and

WHEREAS, the parties retained the right to amend the Agreement pursuant to Section 25 thereof; and

WHEREAS, the parties desire to amend certain provisions of the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, effective as of January 1, 2009, except as otherwise set forth herein, the Agreement is amended as follows:

1. Section 8(c) and (d) are amended to read as follows:

(c)	Saia shall pay to the Executive as a severance benefit an amount equal to two times his annual rate of base salary immediately preceding his termination of employment, paid in a lump sum on the first day of the seventh month immediately following the Executive’s last day of employment with Saia.

(d)	Saia shall pay to the Executive a pro rated target bonus based on the actual portion of the fiscal year elapsed prior to the termination of Executive’s employment under Saia’s target bonus plan for the fiscal year in which his termination of employment occurs as if the target had been exactly met. Such payment shall be made in a lump on the first day of the seventh month immediately following the Executive’s last day of employment with Saia. Interest on such target bonus shall accrue during the six month period at a reasonable rate to be determined by Saia.

2. Section 8(f) is amended to read as follows:

(f)	During the period of 24 months beginning on the date of the Executive’s termination of employment, the Executive (and, if applicable under the applicable program, his spouse) shall remain covered by the employee benefit plans and programs that covered him immediately prior to his termination of employment as if he had remained in employment for such period; provided, however, that there shall be excluded for this purpose (i) any plan or program providing payment for time not worked (including without limitation holiday, vacation, and long- and short-term disability), (ii) any perquisite program, and (iii) except as provided in paragraph 8(g) hereof any equity based or executive compensation plan. In the event that the Executive’s participation in any such employee benefit plan or program is barred (other than as provided herein), Saia shall arrange to provide the Executive with substantially similar benefits. Any medical insurance coverage for such two-year period pursuant to this subsection (f) shall become secondary upon the earlier of (i) the date on which the Executive begins to be covered by comparable medical coverage provided by a new employer, or (ii) the earliest date upon which the Executive becomes eligible for Medicare or a comparable Government insurance program. Notwithstanding the preceding, to the extent required to comply with Section 409A of the Code, (i) coverage under such employee benefit plans and programs or substantially similar benefits shall be provided at the Executive’s after-tax expense for the six month period following the date of the Executive’s termination of employment, and (ii) in the event that any such employee benefit plans or programs constitute a reimbursement or in-kind benefit plan within the meaning of Section 409A of the Code (including, but not limited to, medical coverage that is provided under a self-insured medical expense reimbursement plan maintained by Saia, as defined in Section 105(h) of the Code), (a) the amount of expenses eligible for reimbursement or to be provided as an in-kind benefit hereunder during a calendar year may not affect the expenses eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year (subject, in the case of a self-insured medical expense reimbursement plan, to any applicable limit on the amount of medical expenses that may be reimbursed over some or all of the period hereunder), (b) the reimbursement of eligible expenses shall be made on or before the last day of the calendar year following the calendar year in which the expenses were incurred, and (c) the right to reimbursement or in-kind benefits hereunder shall not be subject to liquidation or exchange for another benefit. The value of the coverage or substantially similar benefits, determined as of Executive’s termination date, during said six month period and any interest thereon, as described below, shall be paid on the date six months following the date of Executive’s termination of employment. Interest on the cost of such coverage or substantially similar benefits shall accrue during the six month period at a reasonable rate to be determined by Saia.

3. Section (b) of Exhibit A is amended to read as follows:

(b) The Gross-Up Payment with respect to a Payment shall be paid on the first day of the seventh month immediately following the Executive’s last day of employment with the Corporation. If the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, Saia shall pay to the Executive on such date an estimate, as determined in good faith by Saia, of the amount of such Gross-Up payments and shall pay the remainder of such payments (together with interest at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code) promptly upon determination, but in any event no later than the last day of the calendar following the calendar year in which the Executive is required to remit the Excise Tax. At the time that payments are made under Section 8(h) and this Exhibit A, Saia shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice Saia has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

IN WITNESS WHEREOF, the parties have executed this Amendment on the 23rd day of October, 2008.

EXECUTIVE	SAIA, INC.
/s/ Richard D. O’Dell	/s/ Herbert A. Trucksess III

Richard D. O’Dell	By:Herbert A. Trucksess III Chairman of the Board
ATTEST
/s/ James A. Darby } By: James A. Darby /s/ James A. Darby

By: James A. Darby